Exhibit 10.11

SCHLUMBERGER 2010 STOCK INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT FOR FRANCE

(“FRENCH QUALIFIED STOCK OPTIONS”)

SCHLUMBERGER LIMITED, a Curacao corporation (the “Company”), hereby grants to you a non-qualified stock option (the “Non-Qualified Option”) to purchase Common Stock of the Company, par value $0.01 per share, as more fully described below. The date of grant of this Non-Qualified Option (the “Grant Date”), the Non-Qualified Option exercise price and the number of shares subject to this Non-Qualified Option (collectively, the “Option Shares”) are set forth in an award notice that has been previously delivered to you. Your Non-Qualified Option is subject to all the terms and conditions of the Schlumberger 2010 Omnibus Stock Incentive Plan (the “Plan”) and the Schlumberger 2010 Omnibus Stock Incentive Plan for Employees in France (the “French Plan”) as in effect on the date hereof and this Agreement. Your Non-Qualified Option is not intended to constitute an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder. The meaning of the term “Non Qualified” in this agreement is only with reference to the applicable regulations of the U.S. Internal Revenue Code and has no bearing with respect to the French tax and social security regulations. It is intended that stock options granted under the French Plan shall qualify for the specific tax and social security treatment applicable to Stock-Options granted under Articles L. 225-177 to L. 225-186 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration.

Except as set forth below, this Non-Qualified Option expires on the tenth anniversary of the Grant Date (the “Expiration Date”).

The date on which your Non-Qualified Option will become exercisable is as follows:

DATE	OPTION SHARES
1st Anniversary of Grant Date	20%
2nd Anniversary of Grant Date	20%
3rd Anniversary of Grant Date	20%
4th Anniversary of Grant Date	20%
5th Anniversary of Grant Date	20%

In keeping with the Company’s general policy, the terms of this Agreement, including the vesting schedule, are put in place in certain countries to accommodate local regulations. The vesting schedule above, and therefore your ability to exercise your Non-Qualified Option at certain times and certain other terms of the Non-Qualified Option may change if you move from one country to another.

This Non-Qualified Option may be exercised only by delivering to the Company a written notice (or an electronic notice in the manner specified by the Compensation Committee (the “Committee”)) specifying the number of shares you wish to purchase. The Committee, authorized by the Company to administer the Plan, hereby notifies you that the Non-Qualified Option price may be paid, subject to such rules and procedures as the Committee may prescribe from time to time in cash, certified check or by wire transfer.

To assist you in the acquisition of shares pursuant to the exercise of this Non-Qualified Option, the Committee in its sole discretion has authorized the extension of an option financing program coordinated with a third party as posted on the stock options department website. The terms and procedures of this program or any such program that the Committee may authorize in the future will be communicated to you.

This Non-Qualified Option will expire earlier than the date set forth above if you terminate employment with the Company and its Subsidiaries (as defined in the Plan). If you terminate employment with consent of the Company or a Subsidiary, as applicable, any exercise of this Non-Qualified Option must be made within three (3) months of termination of employment (or expiration date, if earlier) and then only to the extent the Non-Qualified Option was exercisable upon termination, unless you “retire” or become “disabled” (as defined below), or terminate employment due to death.

If your employment with the Company and its Subsidiaries is terminated due to retirement, your Non-Qualified Option shall be exercisable at any time during the period of sixty (60) months after such termination or the remainder of the term of the Non-Qualified Option, whichever is less (the “Retirement Exercise Period”), provided that such option may be exercised after such termination and before expiration only to the extent that it is exercisable on the date of such termination. For purposes of this Agreement, “retirement” shall mean termination of the grantee’s employment with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all affiliates.

If your employment with the Company is terminated due to disability or death, your Non-Qualified Option shall automatically become fully vested and exercisable. If your employment with the Company is terminated due to disability, you may exercise the outstanding Stock Option at any time during the period of sixty (60) months after such termination or the remainder of the term of the Non-Qualified Option, whichever is less (the “Disability Exercise Period”). If your employment with the Company is terminated due to death, you may exercise the outstanding Stock Option at any time during the period of six (6) months after such termination. For purposes of this Agreement, “disability” shall mean such disability (whether through physical or mental impairment) which totally and permanently incapacitates you from any gainful employment in any field which you are suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

In the event that you die while employed or during the Retirement Exercise Period or the Disability Exercise Period, your Non-Qualified Option may be exercised by the person or persons entitled thereto under your will or the laws of descent and distribution to the extent exercisable by you on the date of your death and to the extent the term of the Non-Qualified Option has not expired within such Retirement Exercise Period or Disability Exercise Period.

If termination of your employment with the Company and its Subsidiaries is because of breach of your employment contract or your misconduct, this Non-Qualified Option will immediately expire and terminate. Termination of your employment without consent of the Company or a Subsidiary, as applicable, will cause your Non-Qualified Option to expire immediately.

This Non-Qualified Option may be forfeited, and any exercise you have made of this Non-Qualified Option may be rescinded, as further described below, if you engage in certain “detrimental activity” as defined below. Specifically, if you engage in detrimental activity while employed with the Company or its Subsidiaries or within one year following termination of employment for any reason other than retirement or disability, this Non-Qualified Option will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or three months following your termination. If you engage in detrimental activity while employed with the Company or its Subsidiaries or within five years following termination of employment by reason of retirement or disability, this Non-Qualified Option will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within the period beginning six months prior to your termination by retirement or disability and ending on the expiration of your Retirement Exercise Period or Disability Exercise Period. In the event that any option exercise is rescinded by the Committee as described above, you will be obligated to pay the Company within 10 days following written demand an amount equal to the spread on the shares with respect to which the rescinded exercise applied. (The “spread” for this purpose is the difference between the aggregate exercise price and aggregate fair market value of the shares as to which you exercised your option, with fair market value determined as of the exercise date.) For purposes of this Agreement, “detrimental activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where a grantee: (1) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries, (2) enters into employment with a competitor under circumstances suggesting that such grantee will be using unique or special knowledge gained as a Company employee or Subsidiary employee to compete with the Company or its Subsidiaries, (3) uses information obtained during the course of his or her employment or prior employment for his or her own purposes, such as for the solicitation of business, (4) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary, or (5) takes any action that harms the business interests, reputation, or goodwill of the Company or its Subsidiaries. The Committee may delegate its authority to determine whether a holder has engaged in “detrimental activity” to an officer of the Company or to a subcommittee of the Committee.

As contemplated by the Plan, you may not exercise your Non-Qualified Option or any portion thereof, and no obligation exists to issue or release shares of stock or accept an exercise of this Non-Qualified Option, if the issuance or release of shares or the acceptance of the Non-Qualified Option exercise by the Company or a Subsidiary constitutes a violation of any governmental law or regulation.

This Non-Qualified Option is not transferable or assignable except by will or laws of descent and distribution and then only to the extent exercisable at death. Any exercise of this Non-Qualified Option after your death must be made by the person or persons entitled to make such exercise under your will or by the laws of descent and distribution before expiration of the Non-Qualified Option.

The grant of this Non-Qualified Option is subject to the terms of the Plan, which is discretionary in nature, the French Plan and the terms of this Agreement. The grant of this Non-Qualified Option is a one-time benefit, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options. All determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Committee. Your participation in the Plan is voluntary. The value of this Non-Qualified Option is an extraordinary item of compensation which is outside the scope of your oral, written or implied employment contract, if any. This Non-Qualified Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The vesting of this Non-Qualified Option ceases upon termination of employment for any reason except as may otherwise be explicitly provided in this Agreement.

You (i) authorize the Committee, the Company and the employer entity, and any agent of the Committee administering the Plan or providing Plan recordkeeping services, to disclose to the Committee, the Company or any of its affiliates such information and data as the Committee or the Company shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company and any such agent to store and transmit such information in electronic form.

If you do not wish to accept this Option Agreement, please return this Option Agreement to the Stock Department or notify the Stock Department.

The Plan and prospectus are both available on-line at www.myshares.slb.com. A paper copy of the Plan and/or prospectus may be obtained by contacting the Stock Department, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056.

SCHLUMBERGER LIMITED

By
Paal Kibsgaard